Exhibit 21.1

LIST OF SUBSIDIARIES OF DIGITALGLOBE, INC.

As of December 31, 2013

Legal Entity	State or Country of Incorporation	% Ownership	Name Doing Business As
DG Consents Sub, Inc.	Delaware	100%	DG Consents Sub, Inc.

DigitalGlobe International, Inc.	Colorado	100%	DigitalGlobe International, Inc.

DigitalGlobe China Ventures LLC	Colorado	100%	DigitalGlobe China Ventures LLC

GeoEye, LLC	Delaware	100%	GeoEye, LLC

Tomnod, Inc.	Delaware	100%	Tomnod, Inc.

GeoEye Imagery Collection Systems Inc.	Delaware	100%	GeoEye Imagery Collection Systems Inc.

GeoEye Solutions Holdco Inc.	Delaware	100%	GeoEye Solutions Holdco Inc.

GeoEye Solutions Inc.	Delaware	100%	GeoEye Solutions Inc.

DigitalGlobe Intelligence Solutions, Inc.	Delaware	100%	DigitalGlobe Intelligence Solutions, Inc.

i5, Inc.	Missouri	100%	i5, Inc.

GeoEye Missouri Inc.	Missouri	100%	GeoEye Missouri Inc.

Siwei WorldView Technology (Beijing) Co., Ltd.	China	18%	Siwei WorldView Technology (Beijing) Co., Ltd.

GeoEye Middle East Limited	United Arab Emirates	100%	GeoEye Middle East Limited

GeoEye Netherlands BV	Netherlands	100%	GeoEye Netherlands BV

GeoEye Asia Pte. Ltd.	Singapore	100%	GeoEye Asia Pte. Ltd.